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                                                             EXHIBIT 1B


                             SCANA
                          Corporation

                    Medium-Term Notes, Series B

                Due from Nine Months to Thirty Years

                      from Date of Issue

                        TERMS AGREEMENT


                                                       , 19


Attention:

     Subject in all respects to the terms and conditions of the
Selling Agency Agreement (the "Agreement") dated December   , 1994,
among PaineWebber Incorporated and Salomon Brothers Inc and you, the undersigned agrees to purchase the following Notes of:

Aggregate Principal Amount:

Interest Rate:

Date of Maturity:

Interest Payment Dates:

Regular Record Dates:

If Fixed Rate Notes --
     Interest Rate:
     Interest Payment Period:
     Interest Payment Dates:
     Regular Record Dates:

If Floating Rate Notes --
     Initial Interest Rate:
     Base Rate:                             Index Maturity:
     Spread:                                Spread Multiplier:
     Minimum Interest Rate, if any:
     Maximum Interest Rate, if any:
     Interest Reset Period:
     Interest Reset Dates:
     Interest Payment Period:
     Interest Payment Dates:
     Regular Record Dates:

[Redemption Dates and Prices:]

50


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[Repayment Dates and Prices:]

Purchase Price:               % of Principal Amount [plus accrued
                              interest from              ,  199  ]

Purchase Date and Time:

Place for Delivery of Notes
and Payment Therefor:

Method of Payment:

Modification, if any, in
the requirements to
deliver the documents
specified in Section 6(b)
of the Agreement:

Period during which additional
Notes may not be sold pursuant
to Section 4(m) of the Agreement:



                                     [Purchaser]
                                     By:



Accepted:

By:

    Title:








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